Exhibit 5.1

Hogan Lovells US LLP 1735 Market Street, Floor 23 Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

April 29, 2020

Board of Directors

Marinus Pharmaceuticals, Inc.

5 Radnor Corporate Center, Suite 500

100 Matsonford Rd

Radnor, PA 19087

Ladies and Gentlemen:

We are acting as counsel to Marinus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed resale by the selling stockholders listed in the Registration Statement of up to 24,000,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”), issuable upon conversion of the Company’s Series A Participating Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), issued pursuant to that certain Securities Purchase Agreement, dated December 11, 2019 (the “Purchase Agreement”) in a private placement that closed on December 12, 2019, all of which may be sold from time to time and on a delayed or continuous basis, as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. In rendering our opinion below, we have also assumed that the Company will have sufficient authorized and unissued shares of its Common Stock issuable upon conversion of the Series A Preferred Stock. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors

Marinus Pharmaceuticals, Inc.

April 29, 2020

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that, following issuance of the Shares in accordance with the Certificate of Designations, Preferences and Rights of Series A Participating Convertible Preferred Stock, dated December 12, 2019, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP